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                                  EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS



We consent to the inclusion in the Form 11-K of the Aztec Manufacturing Co. Employee Benefit Plan & Trust of our report dated August 14, 2000, with respect to the statements of net assets available for benefits of the Aztec Manufacturing Co. Employee Benefit Plan & Trust as of February 29, 2000 and February 28, 1999, and the related statements of changes in net assets available for benefits for the years then ended.



                                    Whitley Penn
                                    Fort Worth, Texas
                                    August 14, 2000